ECO-SHIFT POWER CORP.

FINANCIAL STATEMENTS

DECEMBER 31, 2012 AND 2011

ECO-SHIFT POWER CORP.

DECEMBER 31, 2012 AND 2011

INDEX TO FINANCIAL STATEMENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1
FINANCIAL STATEMENTS
Balance Sheets as of December 31, 2012 and 2011	2
Statements of Operations and Comprehensive Loss for the Years Ended December 31, 2012 and 2011	3
Statements of Stockholders' Deficit for the Years Ended December 31, 2012 and 2011	4
Statements of Cash Flows for the Years Ended December 31, 2012 and 2011	5
Notes to Financial Statements	6-12

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Eco-Shift Power Corp.

We have audited the accompanying balance sheets of Eco-Shift Power Corp. as of December 31, 2012 and 2011, and the related statements of operations, comprehensive loss, stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2012. Eco-Shift Power Corp.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Eco-Shift Power Corp. as of December 31, 2012 and 2011, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has experienced losses from operations since inception. The lack of profitable operations and the need to continue to raise funds raise significant doubt about the Company’s ability to continue as a going concern. Management’s plans in this regard are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ DNTW Toronto LLP

Licensed Public Accountants

Markham, Canada

May 31, 2013

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ECO-SHIFT POWER CORP.

BALANCE SHEETS

AS AT DECEMBER 31

(Expressed in United States Dollars)

	2012	2011
	$	$
ASSETS
Cash	1,761	26,789
Account receivables	105,050	72,361
Inventory	166,428	207,999
Advances and deposits	78,264	36,617
Investment tax credits recoverable	25,030	25,030
Prepayments	3,015	26,485
Total current assets	379,548	395,281
Property and equipment [note 4]	13,993	17,100
Total assets	393,541	412,381

LIABILITIES AND STOCKHOLDERS' DEFICIT
Liabilities
Bank indebtedness [note 5]	59,873	10,037
Accounts payable and accrued liabilities	442,149	339,737
Customer deposits	123,050	154,893
Advances from shareholders [note 6]	315,821	118,021
Promissory notes payable [note7]	438,386	122,914
Total current liabilities	1,379,279	745,602

Stockholders' deficit
Common stock, $0.01 par value, unlimited authorized common shares, 10,864 shares outstanding as of December 31, 2012 and 2011.	109	109
Accumulated other comprehensive loss	(26,744)	(16,589)
Accumulated deficit	(959,103)	(316,741)
Total stockholders' deficit	(985,738)	(333,221)
Total liabilities and stockholders' deficit	393,541	412,381

Commitments and contingencies [note 8]

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ECO-SHIFT POWER CORP.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

FOR THE YEARS ENDED DECEMBER 31

(Expressed in United States Dollars)

	2012	2011
	$	$

REVENUE	1,755,491	2,890,425

COSTS OF SALES	952,612	1,328,187

GROSS PROFIT	802,879	1,562,238

EXPENSES
Salaries and benefits	780,829	721,957
Commission	116,388	106,254
Marketing and advertising	36,738	67,737
Professional fees	99,604	29,822
Rent and occupancy	77,076	73,899
Interest and bank charges	48,861	13,894
Travel	90,786	56,574
Telecommunications	42,915	29,209
Repair and maintenance	24,964	25,345
Other operating expenses	127,080	133,687
	1,445,241	1,258,378
Net (loss) income for the year before income taxes	(642,362)	303,860
Income taxes (note 10)	—	—
Net (loss) income for the year	(642,362)	303,860
Foreign currency translation adjustment	(10,155)	31,732
Comprehensive (loss) income	(652,517)	335,592

(Loss) income per share, basic and diluted	(60.06)	30.89

Weighted average number of
common shares outstanding	10,864	10,864

See accompanying notes

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ECO-SHIFT POWER CORP.

STATEMENTS OF STOCKHOLDERS' DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

(Expressed in United States Dollars)

	Capital stock		Accumulated
	Number of	Common	other comprehensive	Accumulated	Total
	shares issued	stock	(loss) income	deficit
		$	$	$	$

As at December 31, 2010	10,864	109	(48,321)	(620,601)	(668,813)

Foreign currency translation	—	—	31,732	—	31,732

Net income for the year	—	—	—	303,860	303,860

As at December 31, 2011	10,864	109	(16,589)	(316,741)	(333,221)

Foreign currency translation	—	—	(10,155)	—	(10,155)

Net loss for the year	—	—	—	(642,362)	(642,362)

As at December 31, 2012	10,864	109	(26,744)	(959,103)	(985,738)

See accompanying notes

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ECO-SHIFT POWER CORP.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31

(Expressed in United States Dollars)

	2012	2011
	$	$
OPERATING ACTIVITIES
Net (loss) income for the year	(642,362)	303,860
Add (deduct) items not involving cash
Depreciation	4,567	4,978
	(637,795)	308,838
Net change in non-cash working capital balances
Account receivables	(30,939)	(31,501)
Inventory	45,966	125,373
Advances and deposits	(40,644)	(6,218)
Investment tax credits recoverable	—	(26,036)
Prepayments	23,945	(18,837)
Cash (used in) generated from operating activities	(639,467)	351,619

INVESTING ACTIVITY
Purchase of property and equipment	(1,098)	(5,056)
Cash used in investing activity	(1,098)	(5,056)

FINANCING ACTIVITIES
Bank indebtedness	49,382	10,320
Accounts payable and accrued liabilities	94,436	(164,571)
Customer deposits	(35,113)	(189,699)
Promissory notes payable	311,286	—
Advances from shareholders	194,271	(23,307)
Cash provided by (used in) financing activities	614,262	(367,257)

Effect of foreign currency translation adjustment	801	25,783

Net decrease in cash during the year	(25,502)	(20,694)
Cash, beginning of the year	26,789	21,700
Cash, end of year	1,761	26,789

See accompanying notes

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1. NATURE OF OPERATIONS

Eco-Shift Power Corp. (the "Company") was incorporated on May 15, 2008 under the laws of the Province of Ontario, Canada.  The Company is primarily engaged in developing, selling and distributing electrical lighting products.

2. GOING CONCERN

The Company's financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.  The Company has experienced losses from operations that raise substantial doubt as to its ability to continue as a going concern.

The Company's existence is dependent upon management's ability to develop profitable operations and resolve its liquidity problems. Management anticipates the Company will attain profitable status and improve its liquidity through continued business development and additional equity investment in the Company.  The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

As described in Note 13, subsequent to year end the Company finalized a share exchange agreement with Simplepons, Inc., a Delaware, USA Corporation. As a result of the Share Exchange, the Company is now a wholly-owned subsidiary of Simplepons, Inc. This transaction will be accounted for as reverse merger. Management believes that actions presently being taken to obtain additional funding and implement its new strategic business plan, provide for the opportunity for the Company to continue as a going concern.

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3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies of the Company are in accordance with accounting principles generally accepted in the United States of America.  Presented below are those policies considered particularly significant:

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These estimates are reviewed periodically, and, as adjustments become necessary, they are reported in earnings in the period in which they become known. Areas that require estimation are the provision for inventory obsolescence, allowance for doubtful accounts receivable and useful life of equipment.

Revenue Recognition

The Company's revenue recognition policies are in accordance with Accounting Standards Codification ("ASC") 605, Revenue Recognition. Revenues are recognized when persuasive evidence of an arrangement exists; delivery has occurred and installation is completed; the price to the buyer is fixed or determinable; and collectability is reasonably assured.

Sales are recognized upon passage of title to the customer. This occurs when products are delivered and installed at the customers’ locations in accordance with the terms of the contract with customers.

Revenue on Value-Added Reseller arrangements is earned for training and sale of exclusive territorial rights. The Company recognizes training revenue upon completion of the training program by the resellers. Sales of territorial rights are recognized upon passage of title to the territory.

Cash and Cash Equivalents

Cash and cash equivalents consist of commercial accounts and are carried at cost, which approximates current value. Items are considered to be cash equivalents if the original maturity is three months or less.

Inventory

Inventory, which comprises of electrical lighting materials and supplies, is valued at the lower of cost and market value, with cost being determined on a weighted average basis. The cost of inventory includes purchase price, freight, custom duties and other delivery expenses. Market for materials and supplies is net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less any applicable variable selling costs.

The Company evaluates the carrying value of inventory on a regular basis, taking into account such factors as historical and anticipated future sales compared with quantities on hand and the price the Company expects to obtain for products in the market compared with historical cost.

Warehouse and Selling

Warehousing costs such as rent, salaries and wages of warehouse staff, are included within operating expenses, separate from cost of sales.   Also excluded from cost of sales and included in operating expenses are the costs of selling inventory, which includes shipping costs, sales commissions, trade shows and other promotional costs.

Leases

The Company leases property and equipment in the ordinary course of business. Significant lease obligations relate to the Company’s premises. These leases have varying terms and may or may not include purchase or buyout options and guaranteed residuals. The terms of these leases are considered when determining whether a lease is classified as operating or capital. The expense associated with leases that have escalating payment terms is recognized on a straight-line basis over the life of the lease.

Other leases are classified as operating when lease terms are significantly shorter than the assets' economic useful lives, or minimum lease payments are significantly lower than the purchase cost of the asset. Management expects that in the normal course of business, these leases will be renewed, replaced with new leases, or replaced with fixed asset expenditures.

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Property and Equipment

Property and equipment is stated at historical cost less accumulated depreciation. Depreciation, based on the estimated useful lives of the assets, is provided using the below noted annual rates and methods:

Furniture and office equipment	20% declining balance
Computer equipment	30% declining balance
Vehicles	30% declining balance

Foreign Currency Translation

The accounts of the Company were translated into United States dollars in accordance with the provisions of ASC 830, Foreign Currency Matters. In accordance with the provisions of ASC 830, transaction gains and losses on these assets and liabilities are included in the determination of income for the relevant periods. Adjustments resulting from the translation of the financial statements from their functional currency to United States dollars are accumulated as a separate component of accumulated other comprehensive income or loss and have not been included in the determination of income for the relevant periods. The functional currency of the Company is the Canadian dollar.

Income Taxes

The Company accounts for income taxes pursuant to ASC 740, Income Taxes. Deferred tax assets and liabilities are recorded for differences between the financial statement and tax basis of the assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is recorded for the amount of income tax payable or refundable for the period increased or decreased by the change in deferred tax assets and liabilities during the period.

Comprehensive Income

The Company follows ASC 220, Comprehensive Income which establishes standards for reporting and presentation of comprehensive income (loss) and its components in a full set of financial statements. Comprehensive income is presented in the statements of changes in stockholders' equity (deficit), and consists of foreign currency translation adjustments. ASC 220 requires only additional disclosures in the consolidated financial statements and does not affect the Company's financial position or results of operations.

Fair Value of Financial Instruments

The Company measures its financial assets and liabilities in accordance with the requirements of ASC 820, Fair Value Measurements and Disclosures. ASC 820 clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying value of the Company's cash, accounts receivable, advances and deposits, bank indebtedness, accounts payable and accrued liabilities, customer deposits, advances from stockholders and promissory notes payable approximates fair value because of the short-term maturity of these instruments.

Earnings or Loss Per Share

The Company accounts for earnings per share pursuant to ASC 260, Earnings per Share, which requires disclosure on the consolidated financial statements of "basic" and "diluted" earnings (loss) per share. Basic earnings (loss) per share are computed by dividing net income (loss) by the weighted average number of common shares outstanding for the year. Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding plus common stock equivalents (if dilutive) related to stock options and warrants for each year.

There were no dilutive financial instruments for the years ended December 31, 2012 and 2011.

Long-Lived Assets

In accordance with ASC 360, Property, Plant and Equipment, long-lived assets to be held and used are analyzed for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The Company evaluates at each balance sheet date whether events and circumstances have occurred that indicate possible impairment. If there are indications of impairment, the Company uses future undiscounted cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are recoverable. In the event such cash flows are not expected to be sufficient to recover the recorded asset values, the assets are written down to their estimated fair value. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value of the asset less cost to sell.

Accounts Receivable

Accounts receivable are stated at outstanding balances, net of an allowance for doubtful accounts. The allowance for doubtful accounts is established through provisions charged against income. Accounts deemed to be uncollectible are charged against the allowance and subsequent recoveries, if any, are credited to the allowance. Management’s periodic evaluation of the adequacy of the allowance is based on past experience, aging of the receivables, adverse situations that may affect a customer’s ability to pay, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires estimates that may be susceptible to significant change. Unpaid balances remaining after the stated payment terms are considered past due.

Investment Tax Credits Recoverable

Government assistance and tax credits relating to qualifying expenditures, to the extent that there is reasonable assurance of realization, are accounted for using the cost reduction method, whereby the government assistance and tax credits are recorded as reductions against the related expenses or the carrying value of the related assets. Tax credits are subject to review by the Canada Revenue Agency (“CRA”) and any adjustments that may result could reduce the tax credit recorded.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (FASB) or other standard setting bodies that are adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that recently issued accounting pronouncements adopted do not have a material impact on its financial position or results of operations.

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4. PROPERTY AND EQUIPMENT

The components of property and equipment are as follows:

	Cost	Accumulated Depreciation	Net 2012	Net 2011
Furniture and office equipment	$11,392	$(4,829)	$6,563	$8,025
Computer equipment	5,025	(2,100)	2,925	4,978
Vehicles	10,107	(5,602)	4,505	4,097
	$26,524	$(12,531)	$13,993	$17,100

5. BANK INDEBTEDNESS

Bank indebtedness represents cheques issued during the year, which were outstanding at year end.

6. ADVANCES FROM SHAREHOLDERS

The advances from shareholders are unsecured, interests bearing and due on demand. Interest of $8,907 (2011: $Nil) were charged by the shareholders.

7. PROMISSORY NOTES PAYABLE

The details of the promissory notes issued and outstanding at December 31, 2012 and 2011 are as follows:

As at December 31, 2012

Date of	Date of	Amount	Rate of	Security
issuance	maturity	$	interest
March 15, 2010	N/A	100,510	4%	Net assets of the Company
June 10, 2010	N/A	25,128	10%	Net assets of the Company
February 1, 2012	N/A	50,255	10%	Net assets of the Company
November 20, 2012	(a)	77,895	36%	Specific accounts receivable
November 28, 2012	(b)	67,844	36%	Specific accounts receivable
December 11, 2012	December 11, 2013	116,754	12%	Net assets of the Company
		438,386

As at December 31, 2011

Date of	Date of	Amount	Rate of	Security
issuance	maturity	$	interest
March 15, 2010	N/A	98,330	4%	Net assets of the Company
June 10, 2010	N/A	24,584	10%	Net assets of the Company
		122,914

(a)	The above promissory note is secured by a future account receivable for a client order which totalled $125,948. As of December 31, 2012, the Company had not yet completed the job and as such had not recorded the receivable. As discussed in note 13, the Company recollateralized this note and the below note (b) with the account receivable of a new client order and accordingly, the maturity date of these loans have been extended

(b)	The above promissory note is secured by an account receivable on a client order which totalled $75,886. During the year, the Company collected $60,148 and accordingly had an outstanding receivable of $15,738 as of December 31, 2012. At the time of collection, the Company failed to make payment on the promissory note, and accordingly the note is in arrears and remains outstanding. As discussed in note 13, the Company recollateralized this note and the above note (a) with the account receivable of a new client order and accordingly, the maturity date of these loans have been extended.

N/A – These promissory notes do not have any maturity date. Repayment is due when the Company has sufficient working capital to operate without the loans.

Promissory notes amounting to $175,000 have been issued to close family members of the shareholders.

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8. COMMITMENTS AND CONTINGENCIES

Commitments

The Company leases premises under an operating lease with a five year term in Cambridge, Ontario. Minimum lease commitments under the lease as at December 31, 2012 were:

2013	$80,414
2014	81,942
2015	83,103
2016	83,103
2017	41,857
$370,419

Contingencies

The Company has been named as a co-defendant in a claim by a customer, who is seeking damages of $10,000,000 and return of a deposit of $150,000 which was received by the Company under a Value-Added Reseller arrangement. The Company has filed a counterclaim against the customer for damages of $9,548,560 resulting from the plaintiff’s breach of contract plus punitive damages of $1,000,000 for negligence and loss of business reputation.

Management of the Company believes these claims are without merit and has accrued $150,000 in the financial statements in regards to this claim, as management believes this represents the maximum amount the Company may ultimately be required to pay.

9. RELATED PARTY TRANSACTIONS

The Company's transactions with related parties were, in the opinion of the directors, carried out on normal commercial terms or on terms agreed between related parties, and in the ordinary course of the Company's business.

Other than those disclosed elsewhere in the financial statements, there are no other related party transactions.

10. INCOME TAXES

The provision for income taxes differs from that computed at the Canadian corporate tax rate of 15.5% (2011 – 15.5%) as follows:

	2012	2011

Income tax on accounting loss (income)	99,566	(47,098)
Tax effect of expenses that are not deductible for income tax purposes	-	-
Differences in the depreciation of property and equipment	-	-
Change in valuation allowance	(99,566)	47,098
Income taxes - recovery	$ -	$ -

The components of deferred income taxes have been determined at the Canadian corporate tax rate of 26.5% (2011 – 26.5%).

	2012	2011
Deferred income tax (liability) asset:
Differences in the depreciation of property and equipment	-	-
Non-capital losses available for carry-forward	286,701	117,046
Valuation allowance	(286,701)	(117,046)
Deferred income tax asset:	$ -	$ -

As of December 31, 2012, the Company determined that a valuation allowance relating to the deferred tax asset of the Company was necessary. This determination was based largely on the negative evidence represented by the losses incurred in the current year and that the Company does not carry on operations to recover these losses in the foreseeable future. Therefore, a valuation allowance of $286,701 (2011 – $117,046) at December 31, 2012 was recorded to offset deferred tax assets.

As at December 31, 2012, the Company has approximately $1,081,892 of non-capital losses available to offset future taxable income. These losses begin to expire in 2032.

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2012 and 2011, the Company has not recognized any accrued interest and penalties related to uncertain tax positions.

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11. SUPPLEMENTAL CASH FLOW INFORMATION

During the year ended December 31, 2012 interest of $45,843 (2011: $10,715) and income taxes of $nil (2011: $nil) were paid.

12. FINANCIAL INSTRUMENTS

Fair Values

The Company’s financial instruments consist of cash, accounts receivable; advances and deposits, accounts payable and accrued liabilities, loans payable, customer deposits and advances from shareholders. The fair values of these financial instruments approximate their carrying values due to the short-term maturity of these instruments. The Company’s only financial instruments carried at fair value on the balance sheet is cash, which is classified at Level 1 and is measured using quoted market prices. Furthermore, there were no transfers of financial instruments between Levels 1, 2, and 3 during the year ended December 31, 2012.

Foreign Currency Risk

Foreign currency risk is the risk that changes in the rates of exchange on foreign currencies will impact the financial position or cash flows of the Company. The Company’s functional currency is the Canadian dollar, thus the Company is exposed to foreign currency risks in relation to certain payables and receivables that are to be settled in US funds. Management monitors its foreign currency exposure regularly to minimize the risk of an adverse impact on its cash flows.

Concentration of Credit Risk

Concentration of credit risk is the risk of loss in the event that certain counterparties are unable to fulfill its obligations to the Company. The Company limits its exposure to credit loss on its cash by placing its cash with high credit quality financial institutions. The Company does not have any cash in excess of federally insured limits. The Company’s financial instruments that are exposed to concentrations of credit risk are primarily accounts receivable.

The Company is exposed to moderate credit risk on its accounts receivable from its customers.  In order to reduce its credit risk, the Company has adopted credit policies which include the analysis of the financial position of its customers and regular review of their credit terms. During the years ended December 31, 2012 and 2011, the Company did not have significant bad debts arising on its accounts receivable and as of December 31, 2012 and 2011, the Company’s allowance for doubtful accounts is $Nil.

Liquidity Risk

Liquidity risk is the risk that the Company’s cash flows from operations will not be sufficient for the Company to continue operating and discharge is liabilities. The Company is exposed to liquidity risk as its continued operation is dependent upon its ability to obtain financing, either in the form of debt or equity, or achieving profitable operations in order to satisfy its liabilities as they come due.

As of December 31, 2012, the Company is in arrears on a promissory note of $67,844 for failure to make repayment upon partial receipt of the secured account receivable during the year. As discussed in note 13, the Company went into arrears on another promissory note of $77,895 upon collecting an account receivable on March 27, 2013 and failing to make the required repayment, however both of the above notes were subsequently recollateralized with the account receivable of a new client order.

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13. SUBSEQUENT EVENTS

The Company has performed an evaluation of subsequent events through the filing date of these financial statements and has determined there have been the following material subsequent event requiring disclosure.

In January 2013, the Company obtained loans totalling $366,000 from private lenders. The loans are unsecured, interest-bearing at 12% per annum, and mature one year from the date of issue.

On February 5, 2013, the Company finalized a share exchange agreement with Simplepons, Inc., a Delaware, USA Corporation whereby the Simplepons, Inc. issued 1,702,235,971 exchangeable shares for 100% of the common stock of the Company. The exchangeable shares are exchangeable at the option of the holder, each into one share of common stock of the Simplepons, Inc. In addition Simplepons, Inc issued one Series B Preferred share. Among other things, the share of the Series B Preferred has voting rights equal to the number of Exchangeable Shares that are issued and outstanding as of the record date, except for any Exchangeable Shares owned by any subsidiary of Simplepons, Inc.

As a result of the Share Exchange, the Company is now a wholly-owned subsidiary of Simplepons, Inc. This transaction will be accounted for as reverse merger.

On March 27, 2013 the Company collected an account receivable of $125,948, which secures the promissory note of $77,895 mentioned in note 7 (a). At that time, the Company failed to make payment on the note, however the note was recollateralized on May 28, 2013 with the account receivable of a new client order totalling $1,047,823.

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